Exhibit 8.2

August 7, 2019

Constellation Alpha Capital Corp.

Emerald View

Suite 400

2054 Vista Parkway

West Palm Beach

Florida, 33411

Ladies and Gentlemen:

We have acted as counsel to Constellation Alpha Capital Corp., a British Virgin Islands company (the “Company”), that will become a Delaware corporation in connection with the merger (the “Merger”) of DT Merger Sub, Inc., a wholly-owned subsidiary of Constellation incorporated in Delaware (“Merger Sub”) into DermTech, Inc. (“DermTech”), with DermTech surviving the merger pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of May 29, 2019, by and among the Company, Merger Sub and DermTech. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” As a condition to the effectiveness of the Merger, the Company is required to change its jurisdiction of incorporation by discontinuing as an exempted company in the British Virgin Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). The Domestication is expected to be effectuated two business days prior to the closing of the Merger (the “Closing”). The continuing entity following the Domestication will continue to be named Constellation Alpha Capital Corp. (“Constellation Delaware”) and, concurrently with the Closing, will be renamed DermTech, Inc. (the “Combined Company”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Agreement; (ii) the Registration Statement; (iii) the form of certificate of incorporation of Constellation Delaware to be effective upon the Domestication (the “Interim Domestication Charter”), (iv) the form of amended and restated certificate of incorporation of the Combined Company to be effective upon the Closing (the “Amended and Restated Charter”); (v) representation letter of the Company delivered to us in connection with this opinion (the “Representation Letter”); and (vi) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission and without any independent investigation or examination thereof, that (i) the Domestication and Merger will be effected in accordance with the Agreement, (ii) the statements concerning the Domestication and Merger set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by the Company in its Representation Letter are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Agreement or the Representation Letter “to the knowledge of”, or based on the belief of the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

GREENBERG TRAURIG, LLP ◾ ATTORNEYS AT LAW ◾ WWW.GTLAW.COM

200 Park Avenue, New York, New York 10166 ◾ Tel: 212.801.9200 ◾ Fax 212.801.6400

Constellation Alpha Capital Corp.

August 7, 2019

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we hereby confirm that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (ii) the Domestication will qualify as a reorganization within the meaning of Section 368(a)(1)(F); and (iii) the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Business Combination,” “Material U.S. Federal Income Tax Consequences of the Domestication” and “Material U.S. Federal Income Tax Consequences of the Exercise of Redemption Rights” represents our opinion as to such matters.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Domestication or Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is being delivered prior to the consummation of the Domestication and the Merger and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP ◾ ATTORNEYS AT LAW ◾ WWW.GTLAW.COM

200 Park Avenue, New York, New York 10166 ◾ Tel: 212.801.9200 ◾ Fax 212.801.6400